Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                 $1,000,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement, dated November 17, 1997 (To Prospectus Supplement, dated August 27, 1997, to Prospectus, dated August 27, 1997).

                              DESCRIPTION OF NOTES

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                             6.75% Subordinated Notes Due
                                            November 15, 2009 (the "Notes").

Aggregate
Principal Amount:                           $9,728,000.00.

Price to Public:                            100.00%.

Issue Date:                                 November 20, 1997.

Stated Maturity Date:                       November 15, 2009.

Interest Rate:                              6.75%.

Interest Payment Dates:                     Monthly, on the 15th day of each
                                            month, commencing in December 1997,
                                            and at Stated Maturity.

Regular Record Dates:                       The first day of the month in which
                                            the related Interest Payment Date
                                            occurs.

Sinking Fund:                               None.

Redemption:                                 The Notes are subject to redemption,
                                            in whole but not in part, at the
                                            option of Citicorp, on not more than
                                            60 or less than 30 days' notice, on
                                            any Interest Payment Date on or
                                            after November 15, 2000, at a
                                            redemption price of 100% of their
                                            principal amount plus accrued and
                                            unpaid interest to the redemption
                                            date.

Selling Agent:                              J.W. Korth & Co.

Agent's Commission:                         2.00%.

Minimum Denomination:                       $1,000.

CUSIP Number:                               17303 MHJ 1.